EXHIBIT 10.11(b)
AMENDMENT NO. 1 TO RETIREMENT BENEFIT AGREEMENT
          THIS AMENDMENT NO. 1 TO RETIREMENT BENEFIT AGREEMENT (this “Amendment”) by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and Robert J. Coury (the “Executive”), is made as of April 3, 2006.
          WHEREAS, the Company and the Executive are parties to that certain Retirement Benefit Agreement dated as of December 31, 2004 (the “Agreement”);
          WHEREAS, the Company and the Executive wish to amend the Agreement effective as of April 1, 2006, as set forth below;
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	Section I(h) of the Agreement is hereby deleted and replaced in its entirety to read as follows:
““NPV” shall mean the sum of the present value at any given time of the monthly benefits to be paid, using a discount rate equal to the long-term applicable federal rate then in effect (determined under Section 1274(d) of the Code), compounded semiannually. For purposes of determining NPV of Executive’s Retirement Benefit (or Partial Retirement Benefit) where Executive Retires prior to attaining age 55, it shall be assumed that Executive’s Retirement Benefit (or Partial Retirement Benefit) would have commenced at the date on which Executive would have attained age 55 and the NPV of such Retirement Benefit (or Partial Retirement Benefit) shall equal the present value of such Benefit at age 55 discounted back to the Executive’s actual age at Retirement using the rate prescribed in the preceding sentence. Executive’s age for purposes of this Agreement shall be Executive’s age at his nearest birthday.”
2.	Section 2.1 is hereby deleted and replaced in its entirety to read as follows:
“Upon his Retirement from the Company after completion of at least ten or more continuous years of service (the “Full Vesting Date”), Executive shall receive the NPV of an annual retirement benefit equal to fifty percent (50%) of his annual base salary as of the date of such Retirement for a period of fifteen (15) years (the “Retirement Benefit”), paid in accordance with Section 2.6 of this Agreement; provided, however, that if Executive Retires on or after the completion of at least five years of continuous service and prior to the Full Vesting Date, Executive shall be entitled to receive the NPV of a portion of the Retirement Benefit determined as follows (“Partial Retirement Benefit”) and paid in accordance with Section 2.6 of this Agreement:
     (a) If such termination occurs on or after five years of continuous service but prior to six years of continuous service, 50% of the Retirement Benefit;

     (b) If such termination occurs on or after six years of continuous service but prior to seven years of continuous service, 60% of the Retirement Benefit;
     (c) If such termination occurs on or after seven years of continuous service but prior to eight years of continuous service, 70% of the Retirement Benefit;
     (d) If such termination occurs on or eight years of continuous service but prior to nine years of continuous service, 80% of the Retirement Benefit;
     (e) If such termination occurs on or after nine years of continuous service but prior to the Full Vesting Date, 90% of the Retirement Benefit;
In computing years of service for purposes of this Section 2.1, a period of at least six full months of employment and less than one year shall be deemed to be one full year, and a period of less than six full months shall be deemed to be zero years. If Executive Retires (other than by reason of disability) in a manner entitling to him to payment of severance benefits (pursuant to the Amended and Restated Executive Employment Agreement entered into by and between the Company and Executive effective as of April 1, 2006, as amended from time to time (the “Employment Agreement”)), then Executive shall be credited with additional years of service for purposes of vesting under this Section 2.1 equal to the relevant multiplier applied for purposes of computing such severance benefits.”
3.	Section 2.6 of the Agreement shall be deleted and replaced in its entirety with the following:
“Within ten (10) days following Executive’s Retirement, Executive’s Retirement Benefit or Partial Retirement Benefit, as the case may be, shall be paid to Executive in a lump sum payment equal to the NPV of the Retirement Benefit or Partial Retirement Benefit, as the case may be. Notwithstanding the above, if required by Section 409A of the Code to avoid the imposition of additional taxes, such payment shall be made on the date that is six (6) months following the date of such Retirement.”
4.	The following shall be added as a new subsection 4.4 to the Agreement:
“If (1) Executive Retires in connection with a “Termination of Employment” without “Cause” or a Termination of Employment for “Good Reason” (as each such term is defined in the Employment Agreement), (2) a “Potential Change in Control” (as defined in the Employment Agreement) either exists at the time of such Termination of Employment or occurs within one (1) year following the date of such Termination of Employment, and (3) the transaction or other event contemplated by such Potential Change in Control is consummated so as to result in a Change in Control, then within ten (10) days following such Change in Control, Executive shall be paid an amount equal to the excess, if any, of (1) the NPV of the Retirement Benefit (as determined pursuant to Section 4.1 of this Agreement as of the time of Executive’s Retirement) over (2) the NPV of the Partial Retirement Benefit previously paid to Executive in connection with his Retirement. Notwithstanding the above, if required by Section 409A of the Code to avoid the imposition of additional taxes, such excess shall be paid on the date that is six (6) months following the date of Executive’s Retirement.”
5.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

7.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN LABORATORIES INC.

By:	/s/ Rod Piatt

Name: Rod Piatt
Title: Chairman, Compensation Committee

EXECUTIVE

/s/ Robert J. Coury

Robert J. Coury

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